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                                                                 Exhibit 10.4.2

                                      FIRST
                          LEASE MODIFICATION AGREEMENT

   AGREEMENT, made as of the 18th day of June, 1999, by and between 601 West Associates LLC, having an address at 601 West 26th Street, Suite 900, New York, New York 10001 ("Lessor"), and Screamingmedia.com, Inc., having an address c/o 55 Broad St., 23rd Floor, New York, New York 10004 ("Lessee").

                              W I T N E S S E T H:

By lease dated _______, 1999 (which lease, together with all exhibits thereto are hereinafter referred to as the "Lease"), Lessor leased to Lessee the following space: Ninth Floor North East (the "Premises") in the building known as 601 West 26th Street, New York, New York (the "Building").

Lessee desires to rent the space known as 13 North East Columns 1 through 10 instead of Ninth Floor North East.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration by each party to the other paid, the receipt and sufficiency whereof are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Landlord hereby leases to Tenant the following space: 13th Floor North East Columns 1-10 (as shown on Exhibit A attached hereto), so that as of this date the term "Premises" or "Demised Premises" in the "Witnesseth" section of the Lease shall mean 13th Floor North East Columns 1-10. Tenant hereby surrenders any and all rights it may have had in and to the Ninth Floor North East space.

2. Article 43 of the Lease is hereby amended so that Sections 43.1.1 (i) through (iii) and 43.2 are deleted and replaced with the following:

         43.1.1 A fixed rental ("Fixed Rental") at an annual rate of:

                  (i)      $523,940.00 per lease year ($43,661.67 per month) for
                           each lease year during the period commencing on the Commencement Date (defined in Article 42 above) arid continuing thereafter to and including March 31,
                           2002;
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                  (ii)     $576,334.00 per lease year ($48,027.83 per month) for
                           each lease year during the period commencing April 1, 2002 and continuing thereafter to and including March 31, 2006;

                  (iii) $628,728.00 per lease year ($52,394.00 per month) for each lease year during the period commencing April 1, 2006 and continuing thereafter to and including March 31, 2009 (the "Termination Date").

         43.2 Provided that Tenant is not then in default under the terms of this Lease, Tenant shall be entitled to a one-time, non-recurring credit against the obligation to pay Fixed Rental, in the amount of $238,308.35 (the "Credit"), to be applied as follows: (i) $130,985.01 against the Fixed Rental due commencing on the Commencement Date and continuing thereafter through the end of the third month following the Commencement Date. If the Commencement Date is a date other than the first day of a month, then this portion of the Credit shall be prorated, and the balance shall be applied against the Fixed Rental due for the fourth month following the Commencement Date, (ii) $43,661.67 against the Fixed Rental due for March 2000, (iii) $43,661.67 against the Fixed Rental due for April 2000, and (iv) $20,000.00 against the Fixed Rental due for May 2000. Notwithstanding the foregoing, the Credit shall not be applied against any Additional Rental, electricity charges, or other like sums from time to time payable by Tenant pursuant to this Lease, which amounts shall be paid without abatement in accordance with the terms of this Lease.

3. Tenant hereby authorizes and directs Greenstein Starr Gerstein & Rinaldi LLP to release from escrow and deliver to Landlord a check in the amount of $57,500.00 payable to Hellerstein, Inc. in consideration of Hellerstein, Inc. surrendering its lease for part of the Premises. Landlord shall not deliver the check to Hellerstein, Inc. until such time as Hellerstein, Inc. has delivered to Landlord a fully executed surrender of lease for the portion of the Premises occupied by it.

4.       The definition of Tenants Proportionate Share at Article 48, Section
         48.5 is hereby changed from 0.50% to 1.25%.
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5.       The amount of the security deposit required under Article 32 is
         $174,646. Simultaneously herewith, Tenant shall deliver to Landlord either a check or a letter of credit in the amount of $104,646 representing the difference between the new security deposit, and the amount of the security already held by Landlord.

6. The Other Space defined in Article 83 of the Lease shall mean space on the thirteenth floor of the Building, and not the ninth floor.

7. Tenant shall deliver to Landlord, as Additional Rent, the sum of Eighteen Thousand Dollars ($18,000.00) in exchange for which Landlord shall pay for acquiring and installing a water cooled air conditioning unit or units aggregating 60 tons in the Premises and for bringing a condenser water line from Landlord's facility to the Premises. The Landlord's installation shall include the electrical, plumbing and condenser water hookups. Tenant shall be responsible, at its sole cost and expense for the distribution of the cooled air throughout the Premises, and for the installation of all ductwork. Landlord shall supply the Premises with temporary air conditioning service commencing August 1, 1999.

8. Item 7 of Exhibit B "Landlord's Work" is hereby modified to provide that Landlord shall increase the electrical service to the Premises from 300 amperes to 600 amperes.

9. Item number 5 of Exhibit B "Landlord's Work" is hereby deleted in its entirety.

10. Tenant shall pay to Landlord as Additional Rent for the use of Landlord's condenser water, an annual fee of $250.00 per ton capacity of the HVAC unit. The fee shall be payable on April 1st of each year during the term of this Lease. The fee for the first lease year shall be paid April 1,2000.

11. Tenant shall not core drill at Column 2 of the Premises, or from any point east of said Column.

12. Except as herein specifically modified, all of the terms, covenants and conditions of the Lease are and shall remain the same, in full force and effect, and are hereby ratified and confirmed.
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13.      This First Lease Modification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

14. A facsimile copy of the signatures of the parties hereto shall be binding.

IN WITNESS WHEREOF, the parties hereto have executed this Second Lease Modification Agreement as of the day and year first above written.

                           LESSOR:
                                 601 WEST ASSOCIATES LLC
                                 BY: SLB MANAGER LLC, A NY
                                 LIMITED LIABILITY COMPANY


                                    By: /s/ Mark Karasick
                                        Name:   Mark Karasick
                                        Title:  Managing Member

                           LESSEE:
                                    SCREAMINGMEDIA.NET, INC.


                                    By:  /s/ Alan S. Ellman
                                         Name:  Alan S. Ellman
                                         Title: President
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                                   EXHIBIT A
                                   ---------
                            DEXCRIPTION OF PERMISES